Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of November 13, 2024, is made by and among Norfolk Southern Corporation, a Virginia corporation (the “Corporation”), and the entities and natural persons set forth under the “Ancora Parties” caption in the signature pages hereto and their Affiliates (as defined below) (collectively, the “Ancora Parties” and individually a “Member” of the Ancora Parties) (the Corporation and the Ancora Parties together, collectively, the “Parties”).

WHEREAS, the Ancora Parties beneficially own an aggregate of 1,124,154.28 shares of common stock, par value $1.00 per share (the “Common Stock”), of the Corporation issued and outstanding on the date hereof;

WHEREAS, the Ancora Parties and the Corporation have engaged in discussions concerning the Board of Directors of the Corporation (the “Board”);

WHEREAS, on October 29, 2024, Ancora Catalyst Institutional, LP submitted a letter to the Corporation (the “Nomination Notice”) nominating certain director candidates to be elected to the Board at the 2025 annual Shareholder Meeting (as defined below) and submitting a shareholder proposal relating to the Corporation’s Bylaws; and

WHEREAS, the Parties have determined that it is in their respective best interests to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Board Matters.
a.	The Corporation and the Ancora Parties shall work together in good faith to identify and mutually agree as promptly as practicable after the date hereof, but prior to January 31, 2025, upon a Qualified Independent Candidate (as defined below) for appointment to the Board (such agreed Qualified Independent Candidate, the “New Independent Director”). Once agreed upon by the Parties, the Board and all applicable committees of the Board shall take all necessary actions to appoint the New Independent Director to the Board. At such time that the New Independent Director is appointed to the Board, the Corporation shall take all necessary actions to increase the size of the Board from thirteen (13) to fourteen (14) directors. For an individual to be a “Qualified Independent Candidate,” such individual shall (i) have submitted to the Corporation a fully completed copy of the Corporation’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Corporation in connection with the appointment or election of Board members, copies of which the Corporation shall provide to such individual, (ii) be independent of the Ancora Parties, (iii) qualify as an independent director of the Corporation pursuant to New York Stock Exchange (“NYSE”) listing standards, and (iv) satisfy the criteria set forth in Section 7 of the Corporation’s Corporate Governance Guidelines to be a director of the Corporation (in the case of the matters set forth in clauses (ii) through (iv), as reasonably determined by the Governance and Nominating Committee of the Board).

b.	The Corporation also will include each of Gilbert Lamphere, Sameh Fahmy, William Clyburn and the New Independent Director (the “Ancora Nominees”) in the Corporation’s slate of nominees for election as directors of the Corporation at the 2025 annual Shareholder Meeting and shall recommend, support and solicit proxies for the election of each of the Ancora Nominees at the 2025 annual Shareholder Meeting in the same manner as for the Corporation’s other nominees at the 2025 annual Shareholder Meeting. In the event that any Ancora Nominee is unable or unwilling to stand for election at the 2025 annual Shareholder Meeting, an alternative nominee reasonably approved by the Ancora Parties shall be nominated to stand for election to the Board at the 2025 annual Shareholder Meeting in place of such Ancora Nominee in the same manner as set forth in the previous sentence.
c.	Concurrent with the execution of this Agreement, the Ancora Parties hereby (i) irrevocably withdraw the Nomination Notice and (ii) irrevocably withdraw any related materials or notices, including the letters dated September 10 and 12, 2024, demanding, pursuant to Virginia Stock Corporation Act (“VSCA”) §13.1-771, to inspect certain books, records and documents of the Corporation and to make and/or receive copies or extracts therefrom.
d.	Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Agreement shall be personal to the Ancora Parties and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”), except that the Ancora Parties shall be permitted to transfer or assign this Agreement to their respective controlled Affiliates, provided that any such transfer or assignment shall not relieve any transferring Ancora Party of its obligations under this Agreement.
e.	For purposes of this Agreement, the term “Beneficially Own” or variations thereof shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the term “Affiliate” or variations thereof shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
f.	If, during the Standstill Period (as defined below), the New Independent Director resigns from the Board or is rendered unable (due to death or disability) to, or refuses to, serve on the Board for any reason, and at all times since the date of this Agreement and at such time the Ancora Parties Beneficially Own in the aggregate at least 0.25% of the Corporation’s then-outstanding Common Stock (the “Minimum Ownership Level”), then, so long as the Ancora Parties Beneficially Own in the aggregate at least the Minimum Ownership Level, the Parties shall work together in good faith to promptly identify and mutually agree on a replacement (who shall qualify as “independent” pursuant to the listing standards of the NYSE and the applicable rules and regulations of the SEC) to fill the resulting vacancy caused by the New Independent Director’s departure from the Board (any such replacement director, a “Replacement Director”), and once agreed upon by the Parties, the Board and all applicable committees of the Board shall take all necessary actions to immediately appoint the Replacement Director to the Board; provided that a Replacement Director will not be any current or former Affiliate, Associate or employee of any of the Ancora Parties. Upon a Replacement Director’s appointment to the Board, such Replacement Director will be deemed to be a New Independent Director for all purposes under this Agreement.

g.	The New Independent Director (or any Replacement Director, as applicable) shall have the same right as other members of the Board to be invited to attend meetings of committees of the Board of which the New Independent Director (or any Replacement Director, as applicable) is not a member. Furthermore, the New Independent Director (or any Replacement Director, as applicable) shall be considered for membership on the current committees of the Board (and any new committee(s), as applicable) in the same manner as other independent members of the Board.
2.	Standstill and Voting.
a.	The Ancora Parties each agree that during the Standstill Period (as defined below), the Ancora Parties and the Ancora Affiliates will not (and they will not assist or encourage others to), directly or indirectly, in any manner, without prior written approval of the Board:
i.	take any actions, including acquiring, seeking to acquire or agreeing to acquire (directly or indirectly), whether by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another person, by joining a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise, any shares of Common Stock (or Beneficial Ownership thereof) or any securities convertible or exchangeable into or exercisable for any shares of Common Stock (or Beneficial Ownership thereof) (including any derivative securities or any other rights decoupled from the underlying securities of the Corporation) such that the Ancora Parties would Beneficially Own in excess of 4.9% of the shares of Common Stock outstanding at such time;
ii.	other than in open market sale transactions where the identity of the purchaser is not known, sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Corporation or any rights decoupled from the underlying securities held by the Ancora Parties to any person or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Corporation or (D) an Affiliate of the Ancora Parties (any person or entity not set forth in the foregoing clauses (A)-(D) shall be referred to as a “Third Party”) that would result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 3.0% of the shares of Common Stock outstanding at such time;

iii.	(A) advise or knowingly encourage or influence any other Person or knowingly assist any third party in so encouraging, assisting or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter) or (B) advise, influence or encourage any Person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director;
iv.	solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to the shares of Common Stock, or from the holders of the shares of Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly encourage or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);
v.	(A) form, join or in any other way participate in a “group” with respect to any securities (other than a “group” solely consisting of the Ancora Parties or Ancora controlled Affiliates), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Corporation’s shareholders at any annual or special shareholder meeting or pursuant to an action by written consent of the shareholders (each, a “Shareholder Meeting”), other than to the named proxies included in the Corporation’s proxy card for any Shareholder Meeting or in accordance with Section 2(b) or (C) agree to deposit or deposit any securities or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust, agreement or similar arrangement (other than (I) to the named proxies included in the Corporation’s proxy card for any Shareholder Meeting, (II) customary brokerage accounts, margin accounts, prime brokerage accounts and the like or (III) any agreement solely among the Ancora Parties or Ancora’s controlled Affiliates);

vi.	separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately, with or without conditions), indicate an interest in or effect any tender offer or exchange offer, merger, acquisition, division, reorganization, restructuring, recapitalization or other business combination involving the Corporation or any of its subsidiaries or the assets or businesses of the Corporation or any of its subsidiaries or actively encourage or initiate or support any other third party in any such activity; provided, however, that the Ancora Parties and Ancora Affiliates shall be permitted to (A) sell or tender their securities subject to applicable rules of the SEC and the NYSE, and otherwise receive consideration, pursuant to any such transaction and (B) vote on any such transaction in accordance with Section 2(b);
vii.	(A) nominate, recommend for nomination, or give notice of an intent to nominate or recommend for nomination a person for election at any Shareholder Meeting at which the Corporation’s directors are to be elected, (B) present at any Shareholder Meeting any proposal for consideration for action by the shareholders, or (C) call or seek to call, or request the call of, alone or in concert with others, or support another shareholder’s call for, any meeting of shareholders, whether or not such a meeting is permitted by the Corporation’s organizational documents;
viii.	take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board, management or policies of the Corporation, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Corporation; (C) any other material change in the Corporation’s management, business or corporate structure; (D) seeking to have the Corporation waive or make amendments or modifications to the Corporation’s charter or bylaws or take other actions that may impede or facilitate the acquisition of control of the Corporation by any Person; (E) causing a class of securities of the Corporation to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Corporation to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, in each case with respect to the foregoing clauses (A) through (F);
ix.	make any request for shareholder list materials or other books and records of the Corporation pursuant to VSCA §13.1-771, or otherwise; provided that if the New Independent Director (or any Replacement Director, as applicable) makes such a request solely in such New Independent Director’s (or any Replacement Director’s, as applicable) capacity as a director in a manner consistent with his or her fiduciary duties to the Corporation, such material and other books and records may not be shared with any Ancora Party, Member of the Ancora Parties or any Ancora Affiliate, notwithstanding any other provision of this Agreement;

x.	institute, solicit, join (as a party) or knowingly assist any litigation, arbitration or other proceeding against the Corporation or any of its current or former directors or officers (including derivative actions); provided that the foregoing shall not prevent the Ancora Parties from (A) bringing litigation by the Ancora Parties to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Corporation or its Affiliates against the Ancora Parties or the New Independent Director (or any Replacement Director, as applicable), (C) exercising statutory appraisal rights or (D) receiving damages or settlement proceeds like any other shareholder in connection with any class action proceeding brought by a named plaintiff other than any Member of the Ancora Parties; provided, further, that the foregoing shall not prevent the Ancora Parties from responding to or complying with a validly issued legal process (and the Corporation agrees that this Section 2(a)(x) shall apply mutatis mutandis to the Corporation and its directors, officers, employees and agents (in each case, acting in such capacity) and Affiliates with respect to the Ancora Parties);
xi.	encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the Ancora Parties; or
xii.	request that the Corporation, directly or indirectly, amend or waive any provision of this Section 2 (including this clause (a)(xii)), other than through non-public communications with the Corporation that would not reasonably be expected to trigger public disclosure obligations for any Party.

The foregoing provisions of this Section 2(a) shall not be deemed to prevent any Member of the Ancora Parties from (i) communicating privately with the Board or any of the Corporation’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Corporation or any Member of the Ancora Parties to make public disclosure with respect thereto; (ii) communicating privately with shareholders of the Corporation and others in a manner that does not otherwise violate this Section 2(a), Section 3 hereof or any other provision of this Agreement; (iii) only during the period thirty (30) days prior to the termination of the Standstill Period, identifying potential director candidates to serve on the Board, so long as such actions do not create a public disclosure obligation for the Ancora Parties or the Corporation, are not publicly disclosed by the Ancora Parties or its Affiliates and are undertaken on a basis reasonably designed to be confidential; (iv) making or sending private communications to investors in any Member of the Ancora Parties or any of their Affiliates, provided that such statements or communications (1) are based on publicly available information, (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications, and (3) pertain to the investor’s investment in the Ancora Parties or any of their Affiliates; or (v) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any Member of the Ancora Parties. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Independent Director (or any Replacement Director, as applicable) in the exercise of his or her fiduciary duties under applicable law as a director of the Corporation.

b.	In respect of any vote or consent of the Corporation’s shareholders during the Standstill Period (whether at an annual or special Shareholder Meeting or pursuant to an action by written consent of the shareholders), the Ancora Parties and the Members of the Ancora Parties shall appear or act in person or by proxy and vote or cause to be voted all shares of Common Stock Beneficially Owned by them in accordance with the recommendation of the Board with respect to (i) the election, removal and/or replacement of directors, (ii) the ratification of the appointment of the Corporation’s independent registered public accounting firm and (iii) any other proposal, including “say-on-pay,” submitted to the Corporation’s shareholders at a Shareholder Meeting, other than any proposal to amend the Corporation’s Articles of Incorporation or Bylaws, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that the Ancora Parties and the Members of the Ancora Parties shall be entitled to vote the shares of Common Stock Beneficially Owned by them in their sole discretion with respect to (A) any publicly announced proposal relating to any transaction pursuant to which any person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than 50% of the Corporation’s then outstanding equity interest and voting power, a merger, stock for stock transaction, acquisition, disposition of all or substantially all of the assets of the Corporation and its subsidiaries or other business combination involving the Corporation or (B) any financing, recapitalization, restructuring, share issuance or similar extraordinary transaction, in each case, that requires a vote of the Corporation’s shareholders.
c.	The “Standstill Period” shall begin as of the date of this Agreement and shall remain in full force and effect until the earlier of (i) the date that is thirty (30) days prior to the deadline for the submission of shareholder nominations for the 2026 annual Shareholder Meeting pursuant to the Corporation’s Bylaws or (ii) the date that is 120 days prior to the first anniversary of the 2025 annual Shareholder Meeting. However, the Corporation may, in its sole discretion, elect to extend the Standstill Period until the earlier of (i) the date that is thirty (30) days prior to the deadline for the submission of shareholder nominations for the 2027 annual Shareholder Meeting pursuant to the Corporation’s Bylaws or (ii) the date that is 120 days prior to the first anniversary of the 2026 annual Shareholder Meeting, if the Corporation, in its sole discretion, notifies the Ancora Parties, at any time prior to the end of the Standstill Period, of its intent to nominate each of the Ancora Nominees to stand for election to the Board at the 2026 annual Shareholder Meeting, or, in the event that any Ancora Nominee is not nominated or is unable or unwilling to stand for election at the 2026 annual Shareholder Meeting, an alternative nominee reasonably approved by the Ancora Parties is nominated to stand for election to the Board at the 2026 annual Shareholder Meeting in place of such Ancora Nominee.
d.	Each Ancora Party shall comply, and shall cause each of its respective Ancora Affiliates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Ancora Affiliate.

3.	Mutual Non-Disparagement. During the Standstill Period, (a) the Ancora Parties shall not make, and shall cause their respective directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to make, or cause to be made, by press release or other public statement to the press or media (including social media), any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages or damages, the Corporation, its subsidiaries or their respective officers and directors or any person who has served as an officer or director of the Corporation or any of its subsidiaries in the past, and (b) the Corporation shall not, and shall cause its directors and executive officers not to make, or cause to be made, by press release or other public statement to the press or media (including social media), any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages or damages, the Ancora Parties, the Members of the Ancora Parties or their respective officers or directors or any person who has served as an officer or director of an Ancora Party in the past. The foregoing shall not prevent the making of any factual statement, including in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.
4.	Director Information. As a condition to the New Independent Director’s (or any Replacement Director’s, as applicable) nomination to serve on the Board and any subsequent nomination for election as a director at an annual meeting of the Corporation’s shareholders, the New Independent Director (or any Replacement Director, as applicable) will provide any information the Corporation reasonably requires, including information required by the Corporation’s Bylaws, as then in effect, or to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Corporation in accordance with past practice with respect to other members of the Board. If, at any time following the completion of the Corporation’s background review process, the Board learns that the New Independent Director or any Replacement Director has committed, been indicted or charged with, or made a plea of nolo contendre to, a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then the Board may request that such New Independent Director (or any Replacement Director, as applicable) resign from the Board.
5.	Disclosure of this Agreement. The Parties agree that, promptly following the execution of this Agreement, the Corporation will issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Corporation nor the Ancora Parties shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. The Ancora Parties acknowledge and agree that the Corporation may file this Agreement as an exhibit to a Current Report on Form 8-K within four (4) business days of the execution of this Agreement; provided that the Corporation shall first preview such Current Report with the Ancora Parties in advance of making such filing and consider reasonable comments by the Ancora Parties.

6.	Expenses. No later than ten (10) business days following the execution of this Agreement, the Corporation shall reimburse the Ancora Parties for the reasonable, documented, out-of-pocket fees and expenses (including legal expenses) incurred as of or prior to the date hereof by the Ancora Parties in connection with their engagement with the Corporation, the negotiation and execution of this Agreement, and related matters, provided that such reimbursement shall not exceed $5,000,000 in the aggregate.
7.	Representations and Warranties.
a.	The Corporation represents and warrants to the Ancora Parties that: (i) the Corporation has the requisite corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (ii) this Agreement has been duly and validly authorized, executed and delivered by the Corporation, constitutes a valid and binding obligation and agreement of the Corporation and is enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (iii) the execution, delivery and performance of this Agreement by the Corporation does not and will not (x) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Corporation or (y) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Corporation is a party or by which it is bound.
b.	Each such Member of the Ancora Parties represents and warrants to the Corporation that:
i.	(A) as of the date of this Agreement, each such Member of the Ancora Parties Beneficially Owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Schedule A to this Agreement and such schedule includes all Affiliates of each such Member of the Ancora Parties that own any securities of the Corporation Beneficially or of record and reflects all shares of Common Stock in which each such Member of the Ancora Parties has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise;

ii.	(A) as of the date of this Agreement, other than as disclosed herein, each such Member of the Ancora Parties does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Corporation (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Corporation or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock, whether or not any of the foregoing would give rise to Beneficial Ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement); (B) this Agreement has been duly and validly authorized, executed and delivered by each such Member of the Ancora Parties, and constitutes a valid and binding obligation and agreement of each such Member of the Ancora Parties, enforceable against each such Member of the Ancora Parties in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (C) each such Member of the Ancora Parties has the authority to execute this Agreement on behalf of itself and the applicable member of the Ancora Parties associated with that signatory’s name, and to bind each such Member of the Ancora Parties to the terms of this Agreement, including by virtue of having sole voting and dispositive power over each such Member of the Ancora Parties’ shares of Common Stock; (D) each Member of the Ancora Parties shall cause each of its respective Affiliates to comply with the terms of this Agreement, and (E) the execution, delivery and performance of this Agreement by each such Member of the Ancora Parties does not and will not violate or conflict with (1) any law, rule, regulation, order, judgment or decree applicable to it, or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which each such Member of the Ancora Parties is a party or by which it is bound. Except as otherwise disclosed in the Nomination Notice, each such Member of the Ancora Parties further represents and warrants that it does not have, directly or indirectly, any agreements, arrangements or understandings with any person (other than their own representatives) with respect to its investment in the Corporation, any strategic, capital, management or other operational matter with respect to the Corporation, any potential transaction involving the Corporation, or the acquisition, voting or disposition of any securities of the Corporation. Each such Member of the Ancora Parties further represents and warrants that the information previously provided to the Corporation is true, accurate and complete in all material respects.

8.	Authority. The Ancora Parties hereby appoint Frederick DiSanto as the sole Member of the Ancora Parties entitled to exercise the collective rights and remedies of the Ancora Parties hereunder, which appointee may be changed from time to time upon written notice to and approval from the Corporation (such approval not to be unreasonably withheld or delayed).
9.	Amendment in Writing. This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the Parties hereto.
10.	Governing Law/Venue/Waiver of Jury Trial/Jurisdiction. Each of the Parties (a) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the courts of the State of Delaware or, if unavailable, the federal court in the State of Delaware, in each case sitting in the County of New Castle in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the state and federal courts of the State of Delaware sitting in the County of New Castle, and each of the Parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
11.	Specific Performance. The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each Party shall be entitled to a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions, and each Party agrees it will not take any action, directly or indirectly, in opposition to another Party seeking such relief. Each of the Parties agrees to waive any requirement for the security or posting of any bond in connection with any such relief.

12.	Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
13.	Non-Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
14.	Entire Agreement. This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them. There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto).
15.	Notice. All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours, or on the date of dispatch by the sender thereof when sent by e-mail (to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto), if such dispatch is made by 5:00 p.m. New York City time on a business day or, if made after 5:00 p.m. New York City time on a business day, such notice or other communication shall be deemed to have been received on the next succeeding business day, at the address specified in this Section 15:

If to the Corporation:

Norfolk Southern Corporation

650 West Peachtree Street, NW

Atlanta, Georgia 30308

Attn: Jason M. Morris

Email: Jason.Morris2@nscorp.com

with a copy, which will not constitute notice, to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, New York 10153

Attention:	Michael J. Aiello
Megan Pendleton
Email:	michael.aiello@weil.com; megan.pendleton@weil.com

If to the Ancora Parties:

Ancora Holdings Group LLC

6060 Parkland Boulevard, Suite 200

Cleveland, Ohio 44124

Attention:	James Chadwick
Email:	jchadwick@ancora.net

with a copy, which will not constitute notice, to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, NY 10281

Attention:	Richard M. Brand
Email:	richard.brand@cwt.com
16.	Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the last day of the Standstill Period as set forth in Section 2(c), unless earlier terminated by mutual written agreement of the Parties; provided that Sections 9 through 21 shall survive the termination of this Agreement.
17.	Further Assurances. The Ancora Parties and the Corporation agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.
18.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Ancora Parties may assign this Agreement to the extent set forth in Section 1(f). Any purported transfer requiring consent without such consent shall be void.
19.	No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

20.	Interpretation; Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. When a reference is made in this Agreement to a Section or Clause, such reference shall be to a Section or Clause of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.
21.	Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date first set forth above.

THE CORPORATION:

NORFOLK SOUTHERN CORPORATION

By:	/s/ Jason M. Morris
Name: Jason M. Morris
Title: Senior Vice President & Chief Legal Officer

[Signature page to the Cooperation Agreement]

THE ANCORA PARTIES:

Ancora Catalyst Institutional, LP

By:	Ancora Alternatives LLC,
its Investment Advisor and General Partner

By:	Ancora Holdings Group, LLC,
its Sole Member

By:	/s/ Frederick D. DiSanto
Name: Frederick D. DiSanto
Title: Chairman and Chief Executive Officer

Ancora Impact Fund LP Series AA
Ancora Impact Fund LP Series BB
Ancora Catalyst, LP
Ancora Merlin Institutional, LP
Ancora Merlin, LP
Ancora Bellator Fund, LP

By:	Ancora Alternatives LLC,
its Investment Advisor and General Partner

By:	Ancora Holdings Group, LLC,
its Sole Member

By:	/s/ Frederick D. DiSanto
Name: Frederick D. DiSanto
Title: Chairman and Chief Executive Officer

Ancora Alternatives LLC

By:	Ancora Holdings Group, LLC,
its Sole Member

By:	/s/ Frederick D. DiSanto
Name: Frederick D. DiSanto
Title: Chairman and Chief Executive Officer

[Signature page to the Cooperation Agreement]

Ancora Advisors, LLC

By:	The Ancora Group, LLC,
its Sole Member

By:	Ancora Holdings Group, LLC,
its Sole Member

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

The Ancora Group, LLC

By:	Ancora Holdings Group, LLC,
its Sole Member

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Family Wealth Advisors, LLC

By:	Inverness Holdings LLC,
its Sole Member

By:	Ancora Holdings Group, LLC,
its Sole Member

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

[Signature page to the Cooperation Agreement]

Inverness Holdings LLC

By:	Ancora Holdings Group, LLC,
its Sole Member

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Holdings Group, LLC

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

/s/ Frederick D. DiSanto
Frederick D. DiSanto

[Signature page to the Cooperation Agreement]

EXHIBIT A

Press Release

**Included as Exhibit 99.1 to this Current Report on Form 8-K**

SCHEDULE A

THE ANCORA PARTIES

Name	Ownership
Ancora Catalyst Institutional, LP (the “Record Shareholder”)	100 shares owned directly in record name, and 129,095 shares of Common Stock owned directly and beneficially.
Ancora Merlin Institutional, LP (“Ancora Merlin Institutional”)	130,476 shares of Common Stock owned directly and beneficially.
Ancora Merlin, LP (“Ancora Merlin”)	12,267 shares of Common Stock owned directly and beneficially.
Ancora Impact Fund LP Series AA (“Ancora Impact Series AA”)	430,659 shares of Common Stock owned directly and beneficially.
Ancora Impact Fund LP Series BB (“Ancora Impact Series BB”)	190,416 shares of Common Stock owned directly and beneficially.
Ancora Catalyst, LP (“Ancora Catalyst”)	13,781 shares of Common Stock owned directly and beneficially.

Ancora Bellator Fund, LP

(“Ancora Bellator”, together with, the Record Shareholder, Ancora Merlin Institutional, Ancora Merlin, Ancora Impact Series AA, Ancora Impact Series BB and Ancora Catalyst, the “Ancora Funds”)

57,220 shares of Common Stock owned directly and beneficially.
Ancora Advisors, LLC (“Ancora Advisors”)	1,270 shares of Common Stock owned indirectly and beneficially (consisting of shares of Common Stock held in certain separately managed accounts.
The Ancora Group LLC	1,270 shares of Common Stock owned indirectly and beneficially (consisting of shares of Common Stock beneficially owned by Ancora Advisors).
Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”)	9,849.28 shares of Common Stock owned indirectly and beneficially (consisting of shares of Common Stock held in certain separately managed accounts).
Inverness Holdings LLC (“Inverness Holdings”)	9,849.28 shares of Common Stock owned indirectly and beneficially (consisting of shares of Common Stock beneficially owned by Ancora Family Wealth).
Ancora Alternatives	1,113,035 shares owned indirectly and beneficially (consisting of 148,121 shares of Common Stock held in certain separately managed accounts and 964,914 of shares of Common Stock beneficially owned in the aggregate by the Ancora Funds).
Ancora Holdings Group, LLC (“Ancora Holdings”)	1,124,154.28 shares of Common Stock owned indirectly and beneficially (consisting of shares of Common Stock beneficially owned by Ancora Alternatives, Ancora Family Wealth and Ancora Advisors).
Frederick D. DiSanto	1,124,154.28 shares of Common Stock owned indirectly and beneficially (consisting of shares of Common Stock beneficially owned by Ancora Holdings).